                                                             EXHIBIT 23.2

                                             CONSENT OF RAICH ENDE MALTER & CO. LLP
                                         INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of  Directors
Chocolate Candy Creations, Inc.

 We hereby consent to the use of our auditor's report dated March 30, 2009 relating to the balance sheet of Chocolate Candy Creations, Inc., as of December 31, 2008 and 2007 and the related statements of operations, stockholders' equity and cash flows for the two years ended December 31, 2008, to be included in this Post Effective Amendment No. 1 to Form S-1, as filed with the Securities and Exchange Commission on April 9, 2009 and to the reference to our firm under the heading "Experts" in the Prospectus.

/s/ Raich Ende Malter & Co. LLP
    New York, New York
    April 9, 2009